Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2019 Long Term Incentive Plan of Stabilis Energy, Inc. of our report dated March 16, 2020 with respect to our audit of the consolidated financial statements of Stabilis Energy, Inc. and Subsidiaries as of and for the years ended December 31, 2019 and 2018, which appears in this Annual Report on Form 10-K.
/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
March 16, 2020